Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

Somerset Hills Bancorp has one subsidiary, Somerset Hills Bank.

Somerset Hills Bank has two subsidiaries, Sullivan Financial Services, Inc. and Somerset Hills Wealth Management Services, LLC.